Exhibit 99.1

News
Release

Contacts:
Praxair, Inc.
John Van Devender, Praxair, Inc. Media (203) 837-2189 - john_vandevernder@praxair.com	39 Old Ridgebury Road
Elizabeth Hirsch, Investors (203) 837-2354 -liz_hirsch@praxair.com	Danbury, CT 06810, U.S.A
www.praxair.com

PRAXAIR DISTRIBUTION ANNOUNCES PRICE INCREASES

DANBURY, Conn., June 29, 2006 — Praxair Distribution, Inc., a subsidiary of Praxair, Inc. (NYSE: PX) announced price increases for its industrial gas customers in the U.S. and Canada, effective July 1, where permitted by the terms and conditions of existing customer contracts:

•      8% increase for industrial oxygen, nitrogen and argon

•      5% increase for industrial carbon dioxide

•      10% increase for industrial hydrogen

•      3-5% increase for equipment and associated consumables

In addition, rental fees, facility fees and regional charges for recovery of premium energy costs will also be increased.

“The cost of fuel and energy has escalated beyond what we can absorb,” said Praxair Distribution President Wayne Yakich. “This, along with the increasing cost of such basic materials as steel, aluminum and brass heavily impacts our packaged gases, equipment and consumables businesses. The continuing cost increases from our suppliers have made these price increases necessary for us to continue to reliably service our customers, and deliver the quality products and services customers expect to receive.”

Praxair is the largest industrial gases company in North and South America, and one of the largest worldwide, with 2005 sales of $7.7 billion. The company produces, sells and distributes atmospheric, process and specialty gases, and high-performance surface coatings. Praxair products, services and technologies bring productivity and environmental benefits to a wide variety of industries, including aerospace, chemicals, food and beverage, electronics, energy, healthcare, manufacturing, metals and others. More information on Praxair is available on the Internet at www.praxair.com.

# # #